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                                                                     EXHIBIT 5.1



                                February 19, 2002


Digital Impact, Inc.
177 Bovet Road, Suite 200
San Mateo, California 94402


        RE:    REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 19, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,449,636 shares of Common Stock to be issued under the Digital Impact, Inc. 1998 Stock Plan, as amended, and 577,015 shares of Common Stock to be issued under the Digital Impact, Inc. 1999 Employee Stock Purchase Plan (collectively, the "Plans"). Such shares of Common Stock are referred to herein as the "Shares."

        As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                                        Sincerely,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati